Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-121081, 333-83444, 333-93473, 33-12399, 333-39319, 33-78584, 33-40796, and 33-65081 on Form S-8 of our reports dated October 12, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Dionex Corporation and its subsidiaries (collectively, the “Company”), and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2005.
DELOITTE & TOUCHE LLP
San Jose, CA
October 12, 2005